FOR IMMEDIATE RELEASE Thursday, October 16, 2008

Media General Reports Third-Quarter 2008 Results

RICHMOND, Va. - Media General, Inc. (NYSE: MEG) today reported net income in the third quarter of 2008 of $6.1 million, or 28 cents per diluted share, compared with net income in the 2007 third quarter of $2.5 million, or 11 cents per diluted share. Excluding discontinued operations, consisting of five television stations that have been or will be sold, income from continuing operations was $5.8 million, or 26 cents per diluted share. This compares with income from continuing operations of $1.6 million, or 7 cents per diluted share, from the same period in 2007. Total company revenues of $193.7 million in the third quarter of 2008 decreased 10.9 percent from the same period in 2007.

Media General’s higher third-quarter results primarily reflected a 24.5 percent increase in Broadcast Division profits, lower interest expense and the absence this year of operating losses from SP Newsprint, which was divested on March 31, 2008. The 2008 quarter also reflected improved results from the Interactive Media Division. Included in the third quarter was the reversal of approximately $5 million of pretax profit-sharing expense accrued earlier in 2008. This action was based on actual results for the first nine months and the company’s projections for the remaining three months. The reversal was spread across all three operating segments and corporate expense. Total operating costs in the third quarter decreased 9.5 percent compared with the prior year, reflecting the benefit of aggressive actions to reduce workforce and cut other costs. In 2008, the company had $2 million more of fixed asset gains in selling, general and administrative expense than in 2007.

“The prolonged weakened economy and unfavorable business climate have created far more challenges than we anticipated and continued to deeply impact our operating results in the third quarter, particularly the Publishing Division,” said Marshall N. Morton, president and chief executive officer. “In reaction, we have accelerated our response to a changing marketplace through product innovation and aggressive expense management.

“In the third quarter, our Broadcast Division generated Political revenues of $7.5 million, an amount that reflected stronger spending by presidential and U.S. Congressional campaigns,” Mr. Morton said. “We also generated $12.5 million in Summer Olympics advertising, which partially offset a decline in Local and National time sales.

“The Interactive Media Division reported a 9 percent increase in revenues, which was driven by a strong performance by DealTaker.com, and a 29 percent increase in Local advertising. The partnership with Yahoo!HotJobs generated $1.7 million in revenues in the quarter, helping to mitigate a 12 percent decrease in Classified revenues. Our online audience growth continued in the third quarter, driven significantly by our continuous news offerings on all sites. Page views were up 14.5 percent, visitor sessions increased 23.9 percent and unique visitors rose 30.8 percent,” Mr. Morton said.

Publishing Division

Publishing Division profit for the quarter was $10.3 million compared with $22 million in the 2007 third quarter. Total revenues decreased 18.2 percent, and newspaper advertising revenues declined 21.5 percent.

Excluding Florida, where Publishing revenues were down 28.3 percent in the quarter, total Publishing revenues decreased 13.6 percent. Revenues declined 16.4 percent in Virginia and 11.4 percent in North Carolina. The opening of several new department stores in Alabama in 2008 helped to hold the overall decline in this market to 4.3 percent. In South Carolina, where revenues declined just 2.9 percent, advertising from a weekly newspaper acquired earlier this year helped to partially offset the total spending decline.

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Classified advertising revenues in the third quarter were below last year’s quarter by $14.8 million, or 33.1 percent, driven by shortfalls in all markets, particularly Tampa. For the company’s three metro markets, employment revenues decreased 47.4 percent, real estate revenues were down 46.4 percent, and automotive revenues declined 42.7 percent.

Retail advertising revenues declined $6.7 million, or 12.5 percent, primarily due to lower spending in the Tampa market in the department store, home furnishings, and entertainment categories. National revenues decreased $1.8 million, or 20.1 percent, as a result of lower spending in the telecommunications and automotive categories in the Tampa market. Circulation revenues were even for the quarter, reflecting Daily single-copy price increases in most markets on September 1 and home-delivery rate increases earlier in the year in some markets.

Excluding severance from both years, Publishing Division expenses declined 9.9 percent for the quarter driven by an 11 percent decline in salaries, reflecting savings from staff reductions, benefits and profit sharing. Newsprint expense decreased 3.9 percent as a result of lower consumption, which was down 21.4 percent. The average price per ton increased $117, or 22.2 percent, from the 2007 third quarter.

Broadcast Division

Broadcast Division profit for the quarter of $17.7 million increased 24.5 percent from last year’s equivalent period. Political revenues of $7.5 million and Olympics revenues of $12.5 million largely offset weak National transactional sales. Expenses decreased 6.8 percent. The division’s significant number of cost reduction measures, along with savings for benefits and profit sharing, led to a 9.9 percent reduction in salary and benefit expenses for the third quarter compared with last year.

Total Broadcast revenues declined $1.3 million, or 1.5 percent. Gross time sales declined $775,000, or less than one percent. Local time sales declined just $210,000, or 0.4 percent. Lower spending in the automotive and furniture store categories was partially offset by higher medical, fast food and telecommunications advertising. National time sales decreased $6.5 million, or 19.7 percent. Categories showing decreases for the quarter included automotive, telecommunications and corporate. Weak economic conditions in the Tampa market continue to hamper WFLA’s performance.

Political revenues increased by $5.9 million over the 2007 quarter and were generated from presidential campaign and issue spending in Florida, Ohio, North Carolina, Mississippi, Tennessee and Virginia, and U.S. Congressional races in Ohio, Mississippi, Georgia, Virginia and South Carolina.

Interactive Media Division

The Interactive Media Division had a quarterly loss of $336,000 compared with a loss of $1 million in the 2007 third quarter, excluding a $2.3 million write-down of an investment in 2007. The division generated revenues of $10.4 million, up 9 percent, reflecting a 29 percent increase in Local advertising and strong revenues from DealTaker.com, acquired March 31, 2008.

Local revenues increased as the result of continued focus on direct sales, increased staffing and training. This resulted in a growth in banners and sponsorships. National/Regional revenues decreased 11 percent, due to softer advertising from national agencies, particularly at TBO.com in Tampa.

A decline in advergaming revenues in the quarter at Blockdot reflected a slower pace of incoming projects, as a result of the weaker economy, compared with the same 2007 period.

Other results

Interest expense decreased by $5 million, or 33 percent, due almost equally to lower average interest rates and lower average debt levels. Debt at the end of the third quarter was $750 million, down from $830 million at the end of the second quarter and from $898 million at the beginning of the year. With the current-year sale of SP Newsprint, the $4.9 million of operating losses recorded in 2007 were absent in the current quarter. SP impact in this year’s third quarter produced income of $1 million, reflecting favorable adjustment to certain post-closing liabilities.

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EBITDA (income from continuing operations before interest, taxes, depreciation and amortization) in the third quarter of 2008 was $36.4 million, compared with $34 million in the 2007 period. After-Tax Cash Flow was $22.6 million compared with $19.5 million in the prior year. Capital expenditures in the third quarter of 2008 were $6.8 million compared with $17.3 million in the prior-year period. Free Cash Flow for the quarter (After-Tax Cash Flow minus capital expenditures) was $15.8 million, up from $2.1 million in the prior-year period.

Media General provides the non-GAAP financial metrics EBITDA, After-Tax Cash Flow, and Free Cash Flow. The company believes these metrics are useful in evaluating financial performance and are common alternative measures used by investors, financial analysts and rating agencies. These groups use EBITDA, along with other measures, to evaluate a company’s ability to service its debt requirements and to estimate the value of the company. A reconciliation of these metrics to amounts on the GAAP statements has been included in this news release.

Conference Call and Webcast

The company will hold a conference call with financial analysts today at 11 a.m. ET. The conference call will be available to the media and general public through a limited number of listen-only dial-in conference lines and via simultaneous Webcast. To dial in to the call, listeners may call 1-866-362-5158 about 10 minutes prior to the 11 a.m. start. Listeners may also access the live Webcast by logging on to www.mediageneral.com and clicking on the “Live Webcast” link on the homepage about 10 minutes in advance. A replay of the Webcast will be available online at www.mediageneral.com beginning at 1 p.m. today. A telephone replay is also available, beginning at 1 p.m. today and ending at 1 p.m. on October 23, 2008, by dialing 888-286-8010 or 617-801-6888, and using the passcode 61330306.

Forward-Looking Statements

This news release contains forward-looking statements that are subject to various risks and uncertainties and should be understood in the context of the company’s publicly available reports filed with the Securities and Exchange Commission. Media General’s future performance could differ materially from its current expectations.

About Media General

Media General is a leading provider of local news, information and entertainment over multiple media platforms. The company serves markets primarily in the Southeastern United States.  Media General publishes 24 daily newspapers, including The Tampa Tribune, Richmond Times-Dispatch, and Winston-Salem Journal; and community newspapers in Virginia, North Carolina, Florida, Alabama and South Carolina; plus approximately 275 weekly newspapers and other targeted publications.  The company owns and operates 19 network-affiliated television stations that reach approximately 30 percent of the television households in the Southeast and nearly 9 percent of those in the United States.  The company’s interactive media operations include Web sites and portals that are associated with each of its newspapers and television stations as well as with many specialty publications, and two growing interactive advertising services companies, Blockdot, Inc. and DealTaker.com.

Investor Contact:	Media Contact:
Lou Anne Nabhan	Ray Kozakewicz
(804) 649-6103	(804) 649-6748

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Media General, Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
(Unaudited, in thousands except per share amounts)	2008	2007	2008	2007

Revenues	$193,705	$217,307	$593,049	$663,786

Operating costs:
Production	90,637	98,929	285,306	306,909
Selling, general and administrative	68,806	77,385	233,112	247,232
Depreciation and amortization	16,849	17,825	54,206	56,056
Goodwill and other asset impairment	---	---	778,318	---
Gain on insurance recovery	(500)	---	(3,250)	---
Total operating costs	175,792	194,139	1,347,692	610,197

Operating income (loss)	17,913	23,168	(754,643)	53,589

Other income (expense):
Interest expense	(9,962)	(14,942)	(32,799)	(45,102)
Impairment of and net gain (loss) on investments	1,375	(4,936)	(4,586)	(9,542)
Other, net	248	(2,052)	761	(1,281)
Total other expense	(8,339)	(21,930)	(36,624)	(55,925)

Income (loss) from continuing operations before income taxes	9,574	1,238	(791,267)	(2,336)

Income taxes	3,800	(389)	(253,772)	(1,722)

Income (loss) from continuing operations	5,774	1,627	(537,495)	(614)
Discontinued operations:
Income from discontinued operations (net of tax)	373	855	2,475	1,712
Loss related to divestiture of operations (net of tax)	---	---	(11,300)	---
Net income (loss)	$6,147	$2,482	$(546,320)	$1,098

Net income (loss) per common share:
Income (loss) from continuing operations	$0.26	$0.07	$(24.33)	$(0.03)
Discontinued operations	0.02	0.04	(0.40)	0.08
Net income (loss)	$0.28	$0.11	$(24.73)	$0.05

Net income (loss) per common share - assuming dilution:
Income (loss) from continuing operations	$0.26	$0.07	$(24.33)	$(0.03)
Discontinued operations	0.02	0.04	(0.40)	0.08
Net income (loss)	$0.28	$0.11	$(24.73)	$0.05

Weighted-average common shares outstanding:
Basic	22,101	22,165	22,096	22,819
Diluted	22,182	22,300	22,096	23,004

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Media General, Inc.
BUSINESS SEGMENTS

			Interactive
(Unaudited, in thousands)	Publishing	Broadcast	Media	Eliminations	Total

Quarter Ended September 28, 2008
Consolidated revenues	$104,896	$80,065	$10,367	$(1,623)	$193,705
Segment operating cash flow	$16,886	$23,872	$111		$40,869
Depreciation and amortization	(6,550)	(6,194)	(447)		(13,191)
Segment profit (loss)	$10,336	$17,678	$(336)		27,678

Unallocated amounts:
Interest expense					(9,962)
Impairment of and net gain (loss) on investments					1,375
Acquisition intangibles amortization					(2,986)
Corporate expense					(8,652)
Gain on insurance recovery					500
Other					1,621
Consolidated income from continuing operations before income taxes					$9,574

Quarter Ended September 30, 2007
Consolidated revenues	$128,287	$81,323	$9,512	$(1,815)	$217,307
Segment operating cash flow	$28,164	$20,019	$(527)		$47,656
Write down of investment			(2,264)		(2,264)
Depreciation and amortization	(6,162)	(5,823)	(469)		(12,454)
Segment profit	$22,002	$14,196	$(3,260)		32,938

Unallocated amounts:
Interest expense					(14,942)
Equity in net loss of unconsolidated affiliates					(4,936)
Acquisition intangibles amortization					(4,166)
Corporate expense					(9,044)
Other					1,388
Consolidated income from continuing operations before income taxes					$1,238

Nine Months Ended September 28, 2008
Consolidated revenues	$332,142	$237,207	$28,599	$(4,899)	$593,049
Segment operating cash flow	$46,109	$59,357	$(2,349)		$103,117
Recovery on investment			10		10
Depreciation and amortization	(20,746)	(19,196)	(1,399)		(41,341)
Segment profit (loss)	$25,363	$40,161	$(3,738)		61,786

Unallocated amounts:
Interest expense					(32,799)
Impairment of and net gain (loss) on investments					(4,586)
Acquisition intangibles amortization					(10,768)
Corporate expense					(29,487)
Gain on insurance recovery					3,250
Goodwill and other asset impairment					(778,318)
Other					(345)
Consolidated loss from continuing operations before income taxes					$(791,267)

Nine Months Ended September 30, 2007
Consolidated revenues	$397,843	$244,330	$26,730	$(5,117)	$663,786
Segment operating cash flow	$82,483	$58,791	$(127)		$141,147
Net write down of investment			(2,076)		(2,076)
Depreciation and amortization	(19,051)	(19,009)	(1,328)		(39,388)
Segment profit (loss)	$63,432	$39,782	$(3,531)		99,683

Unallocated amounts:
Interest expense					(45,102)
Equity in net loss of unconsolidated affiliates					(9,542)
Acquisition intangibles amortization					(12,989)
Corporate expense					(29,319)
Other					(5,067)
Consolidated loss from continuing operations before income taxes					$(2,336)

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Media General, Inc.
CONSOLIDATED BALANCE SHEETS

	Sept. 28,	Dec. 30,
(Unaudited, in thousands)	2008	2007

ASSETS

Current assets:
Cash and cash equivalents	$14,100	$14,214
Accounts receivable-net	100,876	133,863
Inventories	10,582	6,676
Other	52,193	52,083
Assets of discontinued operations	14,877	106,958
Total current assets	192,628	313,794

Investments in unconsolidated affiliates	-	52,360

Other assets	41,248	65,686

Property, plant and equipment - net	453,719	475,028

Excess of cost over fair value of net identifiable assets
of acquired businesses	421,471	917,521

FCC licenses and other intangibles - net	376,352	646,677

Total assets	$1,485,418	$2,471,066

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$31,370	$32,676
Accrued expenses and other liabilities	100,582	101,817
Liabilities of discontinued operations	3,596	5,521
Total current liabilities	135,548	140,014

Long-term debt	750,055	897,572

Deferred income taxes	42,406	311,588

Other liabilities and deferred credits	205,069	208,885

Stockholders' equity	352,340	913,007

Total liabilities and stockholders' equity	$1,485,418	$2,471,066

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Media General, Inc.
EBITDA, After-tax Cash Flow, and Free Cash Flow

	Thirteen Weeks Ending		Thirty-Nine Weeks Ending
	Sept. 28,	Sept. 30,	Sept. 28,	Sept. 30,
(Unaudited, in thousands)	2008	2007	2008	2007

Income (loss) from continuing operations	$5,774	$1,627	$(537,495)	$(614)
Interest	9,962	14,942	32,799	45,102
Taxes	3,800	(389)	(253,772)	(1,722)
Depreciation and amortization	16,849	17,825	54,206	56,056
EBITDA from continuing operations	$36,385	$34,005	$(704,262)	$98,822

Income (loss) from continuing operations	$5,774	$1,627	$(537,495)	$(614)
Non-cash impairment charge	-	-	532,084	-
Depreciation and amortization	16,849	17,825	54,206	56,056
After-tax cash flow excluding non-cash impairment charge	$22,623	$19,452	$48,795	$55,442

After-tax cash flow	$22,623	$19,452	$48,795	$55,442
Capital expenditures	6,797	17,337	19,243	55,128
Free cash flow excluding non-cash impairment charge	$15,826	$2,115	$29,552	$314

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